UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2003

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	36-3687863 (I.R.S Employer Identification No.)

1319 Marquette Drive

Romeoville, Illinois 60446

(630) 323-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Item 7.	Financial Statements and Exhibits

(c) Exhibits

99.1	Third Amendment to Rights Agreement dated September 5, 2003
99.2	Subscription Agreement dated September 8, 2003
99.3	Press Release dated September 9, 2003

Item 9.	Regulation FD Disclosure

On September 5, 2003, Nanophase Technologies Corporation (the “Company”) amended its existing Stockholder Rights Agreement to revise the beneficial ownership threshold at which a person or group of persons becomes an “acquiring person” and triggers certain provisions under the Stockholder Rights Agreement. As revised, a person or group would become an “acquiring person” if that person or group becomes the beneficial owner of 35% or more of the outstanding shares of the Company’s stock. Prior to such amendment, the beneficial ownership threshold was 25%.

On September 8, 2003, the Company issued 453,001 shares of its common stock to Grace Brothers Ltd. at a purchase price of $4.415 per share together with a warrant to purchase a like number of shares of common stock during the next twelve months also at a price of $4.415 per share. The share price for the common stock was determined based on the fifteen-day market closing average for the Company’s stock ending September 5, 2003. The issuances above were made pursuant to the terms of a Subscription Agreement between the Company and Grace Brothers, Ltd. On September 9, 2003, the Company issued a Press Release disclosing such issuances to Grace Brothers, Ltd.

Copies of the amendment to the Stockholder Rights Agreement, the Subscription Agreement and the Press Release are being filed as Exhibits 99.1, 99.2 and 99.3 to this report and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ JOSEPH CROSS
Joseph Cross, Chief Executive Officer

Date: September 10, 2003